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               [LETTERHEAD OF ARTHUR ANDERSEN LLP APPEARS HERE]

To Equifax Inc.:

We are aware that Equifax Inc. has incorporated by reference in this Registration Statement on Form S-3 its Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, which includes our reports dated May 13, 1996 and August 13, 1996, covering the unaudited interim financial information contained therein. Pursuant to regulation C of the Securities Act of 1933 (the "Act"), these reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                            /s/ Arthur Andersen LLP

Atlanta, Georgia
September 27, 1996